Exhibit 99.01

Eastman Announces New Executive Leadership Appointment

Travis Smith Appointed Senior Vice President, Additives & Functional Products

KINGSPORT, Tenn., Sept. 21, 2022 – Eastman Chemical Company (NYSE:EMN) announced that Travis Smith has been named Senior Vice President, Additives & Functional Products (AFP). Effective October 10, 2022, Smith will be assuming AFP responsibilities from Executive Vice President Lucian Boldea, who is stepping down to pursue an opportunity outside of Eastman.

“I am excited to welcome Travis to the Executive Team. Travis brings decades of business and operational experience and deep industry knowledge to our executive leadership,” said Mark Costa, Board Chair and Chief Executive Officer. “He is well respected for his pragmatic approach and numerous contributions advancing Eastman’s transformation to a leading material innovation company. We are fortunate to have a deep bench of talent at Eastman and Travis’s appointment underscores our continued efforts to cultivate leaders across our organization. We look forward to benefitting from Travis’s expertise and insights as we continue to deliver on our innovation-driven growth strategy and create value for our shareholders.”

Smith joined Eastman in 1992 and currently serves as Division President, Films. He has held several roles instrumental to the company’s growth and transformation, including vice president and general manager, performance films, and Asia Pacific regional business director, specialty plastics. Smith received a Bachelor of Science from the University of Tennessee and an M.B.A. from the Wharton School of the University of Pennsylvania.

“On behalf of the Board and management team, I want to thank Lucian for his many years of service to Eastman,” said Costa. “Lucian is a proven leader who has been instrumental in driving our transformational strategy forward. We are grateful for his outstanding leadership, especially during these last several years of unprecedented global challenges. I know Lucian will do well in his future endeavors, and we wish him continued success.”

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenue of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

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Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com